AMENDMENT NO. 4

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT executed this 6th day of December, 2007 by and between Proliance International, Inc. (formerly known as Transpro, Inc.), a Delaware corporation (the “Company”) and Charles E. Johnson (the “Employee”)

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of March 12, 2001, and amended as of October 28, 2004, May 4, 2006 and March 26, 2007 (collectively, the “Agreement”) under which the Company retained the Employee to serve as President and Chief Executive Officer of the Company; and

WHEREAS, in light of changes to the law, including the issuance of final regulations relating to Internal Revenue Code §409A, the Company and the Employee wish to further amend the Agreement to revise certain provisions relating to deferred compensation.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Section 11(b) of the Agreement is hereby deleted in its entirety and shall now read as follows:

“(b) Termination by Employee for Good Reason. The Employee may terminate his employment and the Term of Employment in the event of Good Reason. Good Reason shall mean one of the following conditions arising without the Employee’s consent:

(i) a material reduction in the Employee’s base compensation (excluding an across-the-board reduction affecting all members of senior management);

(ii) a material reduction of the Employee’s duties and significant responsibilities (not including reasonable changes in title or in corporate structure);

(iii) a material breach of this Agreement by the Company;

(iv) the relocation of the Employee’s place of work employment more than thirty-five (35) miles from its present location;

(v) the Company’s failure to renew this Agreement for any reason other than for Serious Cause or the death or Disability of the Employee;

provided, in each case, that a prior written notice specifying the condition shall be provided to the Company in accordance with Section 21 within ninety (90) after the initial existence of the condition, and an opportunity to cure such condition (if curable) shall be afforded the Company. Good Reason shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice.”

2. Section 11(e) of the Agreement, as amended, is hereby deleted in its entirety and shall now read as follows:

“(e) Effect of Termination Without Serious Cause or With Good Reason. If (i) the Company terminates the Term of Employment and the Employee’s employment herein without Serious Cause and under circumstances which constitute a Separation from Service (as defined in the Proliance International, Inc. Supplemental Executive Retirement Plan), or (ii) the Employee terminates the Term of Employment and his employment hereunder for Good Reason and under circumstances which constitute a Separation from Service within one year following the initial existence of the condition constituting the basis for the termination for Good Reason, the Employee will be eligible for severance benefits (including certain health and welfare benefits) in accordance with the terms of the Proliance International, Inc. Supplemental Executive Retirement Plan. In addition, the Employee will be entitled to prompt payment of (1) any accrued but unpaid salary and vacation, (2) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (3) reimbursement of business expenses incurred prior to the date of termination.”

3. Section 12(a) of the Agreement, as amended, is hereby deleted in its entirety and shall now read as follows:

“(a) Effect of Termination. If within the period commencing on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs (i) the employment of the Employee is terminated by the Company (or successor thereto) without Serious Cause and under circumstances which constitute a Separation from Service or (ii) the Employee terminates employment with the Company (or successor thereto) for Good Reason and under circumstances which constitute a Separation from Service within one year following the initial existence of the condition constituting the basis for the termination for Good Reason, then the Employee will be entitled to receive, in lieu of the benefits described in Section 11: (1) any accrued but unpaid salary and vacation, (2) severance benefits (including health and welfare benefits) in accordance with the terms of the Proliance International, Inc. Supplemental Executive Retirement Plan, (3) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), (4) reimbursement of business expenses incurred prior to the date of termination and (5) immediate vesting in, and the right to exercise, each outstanding stock option or restricted stock grant held by the Employee on the date of termination of the Employee’s employment.

If any portion of the payments which the Employee has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.”

4. Section 12(b) of the Agreement, as amended, is hereby deleted in its entirety and shall now read as follows:

“(b) Change of Control. “Change of Control” shall mean a Change of Control as defined in the Proliance International, Inc. Supplemental Executive Retirement Plan.”

5. The foregoing amendments shall be deemed to be effective as of January 1, 2008. Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 on the year and date first above written.

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Barry R. Banducci
Name: Barry R. Banducci
Title: Chairman of the Board

By:	/s/ Charles E. Johnson
Charles E. Johnson